Schedule 7.1.10 Management Rights Letter (Bitcoin Shop Inc.)

May 12th, 2015

Bitcoin Shop Inc.

1901 North Fort Myer Drive

Suite #1105

Arlington, VA 22209

United States

Dear Sirs,

Reference is made to that certain: (i) Series B Preferred Share Purchase Agreement by and among Spondoolies Tech Ltd., an Israeli company (the “Company”), Bitcoin Shop Inc. (“Investor”) and the other parties thereto, dated as of October 19, 2014 pursuant to which the Investor has agreed to invest in the Company and purchase from the Company shares of the Company; (ii) Letter Agreement, dated October 19, 2014, pursuant to which each Ordinary Share of the Company issued in each of the names of the Investors pursuant to the Loan and Share Purchase Agreement dated August 4th, 2013 is reclassified into one Preferred A Share of the Company; and (iii) Letter Agreement, dated October 19, 2014, pursuant to which the Financing Amount and Additional Financing Amount (as such terms are defined in the Convertible Bridge Financing Agreement, dated February 5, 2014 and the 1st Addendum dated March 2014 are converted into Preferred A Shares of the Company.

The Company hereby agrees that for so long as the Investor continues to hold any shares (or other securities of the Company into which such shares may be converted or for which such shares may be exchanged), without limitation or prejudice of any the rights provided to the Investor under the Investors’ Rights Agreement by and among the Company, Investor and the other parties thereto, dated as of even date herewith, the Company shall:

●	Provide the Investor or its designated representative with:

(i) the right to visit and inspect any of the offices and properties of the Company and its subsidiaries and inspect and copy the books and records of the Company and its subsidiaries, at such times as the Investor shall reasonably request;

(ii) as soon as available and in any event within 45 days after the end of each of the first three quarters of each fiscal year of the Company, consolidated balance sheets of the Company and its subsidiaries as of the end of such period, and consolidated statements of income and cash flows of the Company and its subsidiaries for the period then ended prepared in conformity with generally accepted accounting principles in the United States applied on a consistent basis, except as otherwise noted therein, and subject to the absence of footnotes and to year-end adjustments;

(iii) as soon as available and in any event within 75 days after the end of each fiscal year of the Company, a consolidated balance sheet of the Company and its subsidiaries as of the end of such year, and consolidated statements of income and cash flows of the Company and its subsidiaries for the year then ended prepared in conformity with generally accepted accounting principles in the United States applied on a consistent basis, except as otherwise noted therein, together with an auditor’s report thereon of a firm of established national reputation;

    (iv) to the extent the Company is required by law or pursuant to the terms of any outstanding indebtedness of the Company to prepare such reports, any annual reports, quarterly reports and other periodic reports pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, actually prepared by the Company as soon as available; and (v) copies of all materials provided to the Company’s Board of Directors.

●	Make appropriate officers and/or directors of the Company available periodically and at such times as reasonably requested by Investor for consultation with the Investor or its designated representative with respect to matters relating to the business and affairs of the Company;

●	If and for so long as Investor does not have a representative on the Company’s Board of Directors, give the Investor the right to designate one non-voting board observer who will be entitled to attend all meetings of the Company’s Board of Directors and receive copies of all materials provided to the Board, provided that such observer shall have no voting rights with respect to actions taken or elected not to be taken by the Board, and subject to execution by such observer of a standard confidential agreement acceptable to the Company;

●	Inform the Investor or its designated representative in advance with respect to any significant corporate actions, including, without limitation, extraordinary dividends, mergers, acquisitions or dispositions of assets, issuances of significant amounts of debt or equity and material amendments to the certificate of incorporation or by laws of the Company, and to provide the Investor or its designated representative with the right to consult with the Company with respect to such actions; and

●	Provide the Investor or its designated representative with such other rights of consultation as may reasonably be determined by the Investor to be necessary to qualify its investment in the Company as a “venture capital investment” for purposes of the United States Department of Labor Regulation published at 29 C.F.R. Section 2510.3-101(d)(3)(i) (the “Plan Asset Regulation”).

The Company agrees to consider, in good faith, the recommendations of the Investor or its designated representative in connection with the matters on which it is consulted as described above.

The Company reserves the right to exclude Investor’s representative (including observer to the Board) from access to any material or meeting or portion thereof if the Company believes upon advice of counsel that such exclusion is reasonably necessary to preserve the attorney-client privilege, to avoid a conflict of interest for the Company, a release of confidential information of the Company to a competitor or a breach by the Company of a confidentiality obligation of the Company.

In the event the Investor transfers all or any portion of its shares in the Company to an affiliated entity that is intended to qualify as a venture capital operating company under the Plan Asset Regulation, such transferee shall be afforded the same rights with respect to the Company afforded to the Investor hereunder and shall be treated, for such purposes, as a third party beneficiary hereunder.

This letter agreement and the rights and the duties of the parties hereto shall be governed by, and construed in accordance with, the laws of the State of Israel and may be executed in counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same instrument.

The rights granted herein shall terminate and be of no further force or effect upon the consummation of the sale of the Company’s securities pursuant to a registration statement filed by the Company under the Securities Act of 1933, as amended, or under other applicable local law, in connection with the firm commitment underwritten offering of its securities to the general public.

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Please acknowledge your agreement to the terms hereof by signing this Management Rights Letter as provided below.

Spondoolies Tech Ltd.

By:
		Name:	Guy Corem
		Title:	CEO

Agreed and acknowledged:

Bitcoin Shop Inc.

By:
Name:	Charles Allen
Title:	CEO
Date:	May 12, 2015